Exhibit 99.1

Banc of California, Inc. Reports Second Quarter 2024 Financial Results

Company Release - 7/23/2024

 LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the second quarter ended June 30, 2024. The Company recorded net earnings available to common and equivalent stockholders of $20.4 million, or $0.12 per diluted common share, for the second quarter of 2024. This compares to net earnings available to common and equivalent stockholders of $20.9 million, or $0.12 per diluted common share, for the first quarter of 2024.

Second quarter highlights include:

•	Average noninterest-bearing deposits higher by $196.5 million, or 3%, in the second quarter.

•	Net interest margin of 2.80%, an increase of 14 basis points from 2.66% in the first quarter.

•
Average total cost of deposits decreased by 6 basis points to 2.60% for the second quarter compared to 2.66% in the first quarter and average total cost of funds decreased by 7 basis points to 2.95% for the second quarter compared to 3.02% in the first quarter.

•
High liquidity levels, with available on-balance sheet liquidity and unused borrowing capacity of $16.9 billion at June 30, 2024, which was 2.5 times greater than uninsured and uncollateralized deposits.

•
Transferred $1.95 billion of CIVIC business-purpose residential loans with a fair value of $1.91 billion to held for sale at June 30, 2024. Sale closed on July 18, 2024, resulting in immediate increases in liquidity and capital ratios.

•	Nonperforming assets decreased to 0.37% of total assets at June 30, 2024, compared to 0.44% at March 31, 2024, primarily due to the loans transferred to held for sale.

•
Strong capital ratios well above the regulatory thresholds for "well capitalized" banks at June 30, 2024, including an estimated 16.57% Total risk-based capital ratio, 12.62% Tier 1 capital ratio, 10.27% CET1 capital ratio, and 9.51% Tier 1 leverage ratio.

•	Book value per share increased to $17.23 and tangible book value per share(1) increased to $15.07.

•	Successful core systems conversion completed on July 21, 2024.

(1)	Non-GAAP measure; refer to section 'Non-GAAP Measures'

1

Subsequent to quarter-end, Banc of California closed on the sale of $1.95 billion of CIVIC loans which had been moved to held for sale during the second quarter. The loan sale generated net proceeds of $1.91 billion and is expected to increase our CET 1 capital ratio by more than 30 basis points. We intend to use the proceeds primarily to pay down higher-cost brokered deposits and borrowings.

Jared Wolff, President & CEO of Banc of California, commented, “During the second quarter, we continued to make solid progress executing on our plan, strengthening our franchise, and improving our core earnings power. We further reduced our cost of funds, expanded the net interest margin, and grew average noninterest-bearing deposits in a rate environment that has remained challenging. We are on track with respect to controllable cost savings and are focused on building a valuable franchise for the long term with an enviable deposit base and core franchise.”

Mr. Wolff continued, “This is a transformational year for our company and we will remain focused on optimizing our business to drive long-term sustainable growth and profitability. Our recently completed sale of $1.95 billion of CIVIC loans positively impacts our capital and liquidity ratios, which we will leverage to further reposition our balance sheet and optimize core earnings power. We are well-positioned to continue improving profitability through net interest margin expansion and our expense reduction initiatives. I am thrilled about the opportunities ahead of us to leverage our strong market position and deliver our exceptional customer experience and unique platform to our expanded customer base.”

Mr. Wolff added, “Thanks to the tireless efforts and dedication of our team, we successfully completed our core system conversion this past weekend. We are now operating on a single system across our entire platform and we are now able to serve our clients in all our markets as the combined Banc of California.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Summary Income Statement	2024	2024	2023	2024	2023
	(In thousands)
Total interest income	$462,589	$478,704	$539,888	$941,293	$1,057,676
Total interest expense	233,101	249,602	353,812	482,703	592,328
Net interest income	229,488	229,102	186,076	458,590	465,348
Provision for credit losses	11,000	10,000	2,000	21,000	5,000
Gain (loss) on sale of loans	1,135	(448)	(158,881)	687	(155,919)
Other noninterest income	28,657	34,264	30,799	62,921	64,228
Total noninterest income (loss)	29,792	33,816	(128,082)	63,608	(91,691)
Total revenue	259,280	262,918	57,994	522,198	373,657
Goodwill impairment	-	-	-	-	1,376,736
Acquisition, integration and reorganization costs	(12,650)	-	12,394	(12,650)	20,908
Other noninterest expense	216,293	210,518	308,043	426,811	495,796
Total noninterest expense	203,643	210,518	320,437	414,161	1,893,440
Earnings (loss) before income taxes	44,637	42,400	(264,443)	87,037	(1,524,783)
Income tax expense (benefit)	14,304	11,548	(67,029)	25,852	(131,945)
Net earnings (loss)	30,333	30,852	(197,414)	61,185	(1,392,838)
Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Net earnings (loss) available to common and equivalent stockholders	$20,386	$20,905	$(207,361)	$41,291	$(1,412,732)

Net Interest Income

Q2-2024 vs Q1-2024

Net interest income increased by $0.4 million to $229.5 million for the second quarter from $229.1 million for the first quarter due to lower interest expense on interest-bearing liabilities, offset partially by lower interest income on interest-earning assets.

Average interest-earning assets decreased by $1.7 billion to $32.9 billion for the second quarter due to lower cash balances which were used to pay down deposits and borrowings. The net interest margin increased by 14 basis points to 2.80% for the second quarter compared to 2.66% for the first quarter due to the average yield on interest-earning assets increasing by 9 basis points, while the average total cost of funds decreased by 7 basis points, which was positively impacted by an increase in average noninterest-bearing deposits.

The average yield on interest-earning assets increased by 9 basis points to 5.65% for the second quarter from 5.56% in the first quarter due mainly to the increase in the average yield on loans and leases.

The average yield on loans and leases increased by 10 basis points to 6.18% for the second quarter from 6.08% for the first quarter as a result of new originations being at rates higher than the existing portfolio and the change in the mix of loan product balances.

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The average total cost of funds decreased by 7 basis points to 2.95% for the second quarter from 3.02% in the first quarter due mainly to decreases in interest-bearing deposits combined with an increase in average noninterest-bearing deposits. The average cost of interest-bearing liabilities increased by 1 basis point to 3.93% for the second quarter from 3.92% in the first quarter. The average total cost of deposits decreased by 6 basis points to 2.60% for the second quarter compared to 2.66% in the first quarter. Average noninterest-bearing deposits increased by $196.6 million for the second quarter compared to the first quarter and average total deposits decreased by $655.5 million.

YTD June 30, 2024 vs YTD June 30, 2023

Net interest income decreased by $6.8 million to $458.6 million for the six months ended June 30, 2024 from $465.3 million for the six months ended June 30, 2023 due to lower interest income on lower interest-earning assets and higher interest expense on deposits, offset partially by lower interest expense on borrowings.

Average interest-earning assets decreased by $6.5 billion to $33.8 billion for the first six months of 2024 due to sales of non-core loan portfolios in the second quarter of 2023 offset partially by the fourth quarter of 2023 acquisition of legacy Banc of California loans, fourth quarter of 2023 securities sales, and lower cash balances which were used to pay down higher-cost borrowings. The net interest margin increased by 39 basis points to 2.73% for the six months ended June 30, 2024 compared to 2.34% for the same period in 2023 due to the average yield on interest-earning assets increasing by 29 basis points, while the average total cost of funds decreased by 8 basis points.

The average yield on interest-earning assets increased by 29 basis points to 5.60% for the first six months of 2024 from 5.31% for the same period in 2023 due mainly to the change in the interest-earning asset mix. This was driven by the increase in the balance of average loans and leases as a percentage of average interest-earning assets to 75% for the six months ended June 30, 2024 from 69% for the six months ended June 30, 2023, the decrease in the balance of average investment securities as a percentage of average interest-earning assets to 14% for the first six months of 2024 from 18% for comparable period in 2023, and the decrease in the balance of average deposits in financial institutions as a percentage of average interest-earning assets to 11% for the six months ended June 30, 2024 from 13% for the same period in 2023.

The average yield on loans and leases increased by 2 basis points to 6.13% for the first six months of 2024 from 6.11% for the same period in 2023 as a result of changes in portfolio mix and higher net accretion of loan discounts/premiums.

The average total cost of funds decreased by 8 basis points to 2.99% for the six months ended June 30, 2024 from 3.07% for the six months ended June 30, 2023 due mainly to changes in the total funds mix. This was driven by the increase in the balance of lower cost average total deposits as a percentage of average total funds to 90% for the first six months of 2024 from 76% for the comparable period in 2023, and the decrease in the balance of higher cost average borrowings as a percentage of average total funds to 8% for the six months ended June 30, 2024 from 22% for the same period in 2023. The average cost of interest-bearing liabilities increased by 6 basis points to 3.93% for the first six months of 2024 from 3.87% for the comparable period in 2023. The average total cost of deposits increased by 36 basis points to 2.63% for the six months ended June 30, 2024 compared to 2.27% for the six months ended June 30, 2023. Average noninterest-bearing deposits decreased by $305.9 million for the first six months of 2024 compared to the same period in 2023 and average total deposits decreased by $545.6 million.

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Provision For Credit Losses

Q2-2024 vs Q1-2024

The provision for credit losses was $11.0 million for the second quarter compared to $10.0 million for the first quarter.  The $11.0 million second quarter provision was driven by higher net charge-offs and higher qualitative reserves for office loans and other concentrations of credit, offset partially by the reserves released for the CIVIC loans transferred to held for sale. The $10.0 million first quarter provision was driven by an increase in qualitative reserves related to loans secured by office properties and an increase in quantitative reserves due to an increase in nonaccrual and classified loans and leases.

YTD June 30, 2024 vs YTD June 30, 2023

The provision for credit losses increased by $16.0 million to $21.0 million for the six months ended June 30, 2024 compared to $5.0 million for the six months ended June 30, 2023. The higher provision in the 2024 period was generally due to higher net charge-offs and higher qualitative reserves, offset partially by the reserves released for the CIVIC loans transferred to held for sale.

Noninterest Income

Q2-2024 vs Q1-2024

Noninterest income decreased by $4.0 million to $29.8 million for the second quarter due mainly to a decrease of $2.9 million in other income (negative fair value mark on credit-linked notes) and a decrease of $1.9 million in dividends and gains on equity investments (negative fair value mark on Small Business Investment Company (“SBIC”) investments partially offset by higher income distributions from SBIC investments), offset partially by an increase of $1.6 million in gain on sale of loans.

YTD June 30, 2024 vs YTD June 30, 2023

Noninterest income increased by $155.3 million to $63.6 million for the six months ended June 30, 2024 due almost entirely to a decrease in the loss on sale of loans and leases of $156.6 million. The Company sold $529.6 million of loans for a net gain of $0.7 million in the six months ended June 30, 2024 and $5.4 billion of loans for a net loss of $155.9 million in the six months ended June 30, 2023.

Noninterest Expense

Q2-2024 vs Q1-2024

Noninterest expense decreased by $6.9 million to $203.6 million for the second quarter due mainly to decreases of $12.7 million in acquisition, integration and reorganization costs and $6.3 million in compensation expense, offset partially by increases of $6.0 million in insurance and assessments expense and $5.1 million in other expense. The decrease in acquisition, integration and reorganization costs was due to actual amounts for certain expenses being lower than the estimated amounts accrued at merger close. The decrease in compensation expense was mostly due to a lower headcount. The increase in insurance and assessments expense was due to higher assessment rates for both the regular FDIC assessment and the special assessment. The increase in other expense was mostly due to a repurchase reserve recorded for standard representations and warranties associated with the CIVIC loan sale.

5

YTD June 30, 2024 vs YTD June 30, 2023

Noninterest expense decreased by $1.5 billion to $414.2 million for the six-month period ended June 30, 2024 due mainly to a $1.4 billion goodwill impairment recorded in the same period in 2023.

Income Taxes

Q2-2024 vs Q1-2024

Income tax expense of $14.3 million was recorded for the second quarter resulting in an effective tax rate of 32.0% compared to tax expense of $11.5 million for the first quarter and an effective tax rate of 27.2%. The increase is due primarily to an increase in disallowed executive compensation expense and a higher shortfall on equity compensation expense from second quarter restricted stock vesting.

YTD June 30, 2024 vs YTD June 30, 2023

Income tax expense of $25.9 million was recorded for the six-month period ended June 30, 2024 resulting in an effective tax rate of 29.7% compared to a benefit of $131.9 million for the same period in 2023 and an effective tax rate of 8.7%. Excluding goodwill impairment, the effective tax rate for the six-month period in 2023 was 22.7%. The increase is primarily due to a higher shortfall on equity compensation expense from restricted stock vesting in the second quarter of 2024.

BALANCE SHEET HIGHLIGHTS

	June 30,	March 31,	June 30,	Increase (Decrease)
Selected Balance Sheet Items	2024	2024	2023	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,698,810	$3,085,228	$6,698,147	$(386,418)	$(3,999,337)
Securities available-for-sale	2,244,031	2,286,682	4,708,519	(42,651)	(2,464,488)
Securities held-to-maturity	2,296,708	2,291,984	2,278,202	4,724	18,506
Loans held for sale	1,935,455	80,752	478,146	1,854,703	1,457,309
Loan and leases held for investment, net of deferred fees	23,228,909	25,473,022	22,258,210	(2,244,113)	970,699
Total assets	35,243,839	36,073,516	38,337,250	(829,677)	(3,093,411)

Noninterest-bearing deposits	$7,825,007	$7,833,608	$6,055,358	$(8,601)	$1,769,649
Total deposits	28,804,450	28,892,407	27,897,083	(87,957)	907,367
Borrowings	1,440,875	2,139,498	6,357,338	(698,623)	(4,916,463)
Total liabilities	31,835,991	32,679,366	35,804,055	(843,375)	(3,968,064)
Total stockholders' equity	3,407,848	3,394,150	2,533,195	13,698	874,653

Securities

The balance of securities held-to-maturity (“HTM”) remained consistent through the second quarter and totaled $2.3 billion at June 30, 2024. As of June 30, 2024, HTM securities had aggregate unrealized net after-tax losses in AOCI of $169.8 million remaining from the balance established at the time of transfer on June 1, 2022.

Securities available-for-sale (“AFS”) decreased by $42.7 million during the second quarter to $2.2 billion at June 30, 2024. AFS securities had aggregate unrealized net after-tax losses in AOCI of $264.8 million. These AFS unrealized net losses related primarily to changes in overall interest rates and spreads and the resulting impact on valuations.

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Loans and Leases

The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment, net of deferred fees, as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
Composition of Loans and Leases	2024	2024	2023	2023	2023
	(Dollars in thousands)
Real estate mortgage:
Commercial	$4,722,585	$4,896,544	$5,026,497	$3,526,308	$3,610,320
Multi-family	5,984,930	6,121,472	6,025,179	5,279,659	5,304,544
Other residential	2,866,085	4,949,383	5,060,309	5,228,524	5,373,178
Total real estate mortgage	13,573,600	15,967,399	16,111,985	14,034,491	14,288,042
Real estate construction and land:
Commercial	784,166	775,021	759,585	465,266	415,997
Residential	2,573,431	2,470,333	2,399,684	2,272,271	2,049,526
Total real estate construction and land	3,357,597	3,245,354	3,159,269	2,737,537	2,465,523
Total real estate	16,931,197	19,212,753	19,271,254	16,772,028	16,753,565
Commercial:
Asset-based	1,968,713	2,061,016	2,189,085	2,287,893	2,357,098
Venture capital	1,456,122	1,513,641	1,446,362	1,464,160	1,723,476
Other commercial	2,446,974	2,245,910	2,129,860	1,002,377	1,014,212
Total commercial	5,871,809	5,820,567	5,765,307	4,754,430	5,094,786
Consumer	425,903	439,702	453,126	394,488	409,859
Total loans and leases held for investment, net of deferred fees	$23,228,909	$25,473,022	$25,489,687	$21,920,946	$22,258,210

Total unfunded loan commitments	$5,256,473	$5,482,672	$5,578,907	$5,289,221	$5,845,375

Composition as % of Total	June 30,	March 31,	December 31,	September 30,	June 30,
Loans and Leases	2024	2024	2023	2023	2023
Real estate mortgage:
Commercial	20%	19%	20%	16%	16%
Multi-family	26%	24%	23%	24%	24%
Other residential	12%	19%	20%	24%	24%
Total real estate mortgage	58%	62%	63%	64%	64%
Real estate construction and land:
Commercial	4%	3%	3%	2%	2%
Residential	11%	10%	9%	10%	9%
Total real estate construction and land	15%	13%	12%	12%	11%
Total real estate	73%	75%	75%	76%	75%
Commercial:
Asset-based	8%	8%	9%	10%	11%
Venture capital	6%	6%	6%	7%	8%
Other commercial	11%	9%	8%	5%	4%
Total commercial	25%	23%	23%	22%	23%
Consumer	2%	2%	2%	2%	2%
Total loans and leases held for investment, net of deferred fees	100%	100%	100%	100%	100%

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Total loans and leases held for investment, net of deferred fees, decreased by $2.2 billion in the second quarter and totaled $23.2 billion at June 30, 2024. The decrease in loans and leases held for investment was primarily due to $1.9 billion of CIVIC loans transferred to held for sale in the second quarter. Loan fundings were $382.5 million in the second quarter at a weighted-average interest rate of 7.80%.

Deposits and Client Investment Funds

The following table sets forth the composition of our deposits at the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
Composition of Deposits	2024	2024	2023	2023	2023
	(Dollars in thousands)
Noninterest-bearing checking	$7,825,007	$7,833,608	$7,774,254	$5,579,033	$6,055,358
Interest-bearing:
Checking	7,309,833	7,836,097	7,808,764	7,038,808	7,112,807
Money market	4,837,025	5,020,110	6,187,889	5,424,347	5,678,323
Savings	2,040,461	2,016,398	1,997,989	1,441,700	897,277
Time deposits:
Non-brokered	2,758,067	2,761,836	3,139,270	3,038,005	2,725,265
Brokered	4,034,057	3,424,358	3,493,603	4,076,788	5,428,053
Total time deposits	6,792,124	6,186,194	6,632,873	7,114,793	8,153,318
Total interest-bearing	20,979,443	21,058,799	22,627,515	21,019,648	21,841,725
Total deposits	$28,804,450	$28,892,407	$30,401,769	$26,598,681	$27,897,083

	June 30,	March 31,	December 31,	September 30,	June 30,
Composition as % of Total Deposits	2024	2024	2023	2023	2023

Noninterest-bearing checking	27%	27%	26%	21%	22%
Interest-bearing:
Checking	25%	27%	26%	27%	26%
Money market	17%	17%	20%	20%	20%
Savings	7%	7%	6%	5%	3%
Time deposits:
Non-brokered	10%	10%	10%	12%	10%
Brokered	14%	12%	12%	15%	19%
Total time deposits	24%	22%	22%	27%	29%
Total interest-bearing	73%	73%	74%	79%	78%
Total deposits	100%	100%	100%	100%	100%

Total deposits decreased by $88 million during the second quarter to $28.8 billion at June 30, 2024, due primarily to decreases of $526 million in interest checking accounts and $183 million in money market accounts, partially offset by an increase of $610 million in brokered time deposits.

Average noninterest-bearing checking totaled $7.88 billion and represented 27% of total average deposits in the second quarter, compared to 26% in the first quarter.

Uninsured and uncollateralized deposits of $6.8 billion represented 24% of total deposits at June 30, 2024, compared to uninsured and uncollateralized deposits of $7.1 billion or 24% of total deposits at March 31, 2024.

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In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These alternative options include investments managed by BofCal Asset Management Inc. (“BAM”), our registered investment advisor subsidiary, and third-party sweep products. Total off-balance sheet client investment funds were $1.2 billion as of June 30, 2024, of which $0.7 billion was managed by BAM.

Borrowings

Borrowings decreased by approximately $700 million from $2.1 billion at March 31, 2024, to $1.4 billion at June 30, 2024 due primarily to the $1.0 billion paydown of the Bank Term Funding Program balance, offset partially by an increase of $300 million in long-term FHLB borrowings.

Equity

During the second quarter, total stockholders’ equity increased by $13.7 million to $3.4 billion and tangible common equity(1) increased by $4.7 million to $2.5 billion at June 30, 2024. The increase in total stockholders’ equity for the second quarter resulted primarily from net earnings in the second quarter, offset partially by dividends declared and paid.

At June 30, 2024, book value per common share increased to $17.23 compared to $17.13 at March 31, 2024, and tangible book value per common share(1) increased to $15.07 compared to $15.03 at March 31, 2024.

(1)	Non-GAAP measures; refer to section 'Non-GAAP Measures'

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CAPITAL AND LIQUIDITY

Capital ratios remain strong with total risk-based capital at 16.57% and a tier 1 leverage ratio of 9.51% at June 30, 2024.

The following table sets forth our regulatory capital ratios as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
Capital Ratios	2024 (1)	2024	2023	2023	2023

Banc of California, Inc.
Total risk-based capital ratio	16.57%	16.40%	16.43%	17.83%	17.61%
Tier 1 risk-based capital ratio	12.62%	12.38%	12.44%	13.84%	13.70%
Common equity tier 1 capital ratio	10.27%	10.09%	10.14%	11.23%	11.16%
Tier 1 leverage capital ratio	9.51%	9.12%	9.00%	8.65%	7.76%

Banc of California
Total risk-based capital ratio	16.19%	15.88%	15.75%	16.37%	16.07%
Tier 1 risk-based capital ratio	13.77%	13.34%	13.27%	13.72%	13.48%
Common equity tier 1 capital ratio	13.77%	13.34%	13.27%	13.72%	13.48%
Tier 1 leverage capital ratio	10.38%	9.84%	9.62%	8.57%	7.62%

(1)	Capital information for June 30, 2024 is preliminary.

At June 30, 2024, immediately available cash and cash equivalents were $2.5 billion, a decrease of $0.4 billion from March 31, 2024. Combined with total available borrowing capacity of $12.3 billion and unpledged AFS securities of $2.1 billion, total available liquidity was $16.9 billion at the end of the second quarter.

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CREDIT QUALITY

	June 30,	March 31,	December 31,	September 30,	June 30,
Asset Quality Information and Ratios	2024	2024	2023	2023	2023
	(Dollars in thousands)
Delinquent loans and leases held for investment:
30 to 89 days delinquent	$27,962	$178,421	$113,307	$49,970	$57,428
90+ days delinquent	55,792	57,573	30,881	77,327	62,322
Total delinquent loans and leases	$83,754	$235,994	$144,188	$127,297	$119,750

Total delinquent loans and leases to loans and leases held for investment	0.36%	0.93%	0.57%	0.58%	0.54%

Nonperforming assets, excluding loans held for sale:
Nonaccrual loans and leases	$117,070	$145,785	$62,527	$125,396	$104,886
90+ days delinquent loans and still accruing	-	-	11,750	-	-

Total nonperforming loans and leases ("NPLs")	117,070	145,785	74,277	125,396	104,886
Foreclosed assets, net	13,302	12,488	7,394	6,829	8,426
Total nonperforming assets ("NPAs")	$130,372	$158,273	$81,671	$132,225	$113,312

Allowance for loan and lease losses	$247,762	$291,503	$281,687	$222,297	$219,234
Allowance for loan and lease losses to NPLs	211.64%	199.95%	379.24%	177.28%	209.02%
NPLs to loans and leases held for
investment	0.50%	0.57%	0.29%	0.57%	0.47%
NPAs to total assets	0.37%	0.44%	0.21%	0.36%	0.30%

At June 30, 2024, total delinquent loans and leases were $83.8 million, compared to $236.0 million at March 31, 2024. The $152.2 million decrease in total delinquent loans was due in part to the CIVIC loans transferred to held for sale and included decreases in the 30 to 89 days delinquent category of $69.0 million in commercial real estate mortgage loans, $55.0 million in other residential loans, $11.7 million in asset-based loans, and $8.8 million in multi-family loans. In the 90 or more days delinquent category, there was a $20.3 million decrease in other residential loans that was more than offset by a $21.6 million increase in commercial real estate loans. Total delinquent loans and leases as a percentage of total loans and leases decreased to 0.36% at June 30, 2024, as compared to 0.93% at March 31, 2024.

At June 30, 2024, nonperforming assets were $130.4 million, or 0.37% of total assets, compared to $158.3 million, or 0.44% of total assets, as of March 31, 2024. At June 30, 2024, nonperforming assets included $13.3 million of other real estate owned, consisting entirely of single-family residences.

At June 30, 2024, nonperforming loans were $117.1 million, compared to $145.8 million at March 31, 2024. During the second quarter, nonperforming loans decreased by $28.7 million due to borrowers that became current of $1.3 million, payoffs and paydowns of $24.1 million, net charge-offs of $12.2 million, and transfers to held for sale of $19.5 million, offset partially by additions of $28.3 million.

Nonperforming loans and leases as a percentage of loans and leases held for investment decreased to 0.50% at June 30, 2024 compared to 0.57% at March 31, 2024.

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ALLOWANCE FOR CREDIT LOSSES - LOANS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Allowance for Credit Losses - Loans	2024	2024	2023	2024	2023
	(Dollars in thousands)
Allowance for loan and lease losses
("ALLL"):
Balance at beginning of period	$291,503	$281,687	$210,055	$281,687	$200,732
Charge-offs	(58,070)	(5,014)	(31,708)	(63,084)	(42,105)
Recoveries	2,329	3,830	887	6,159	2,107
Net charge-offs	(55,741)	(1,184)	(30,821)	(56,925)	(39,998)
Provision for loan losses	12,000	11,000	40,000	23,000	58,500
Balance at end of period	$247,762	$291,503	$219,234	$247,762	$219,234

Reserve for unfunded loan commitments
("RUC"):
Balance at beginning of period	$28,571	$29,571	$75,571	$29,571	$91,071
(Negative provision) provision for credit losses	(1,000)	(1,000)	(38,000)	(2,000)	(53,500)
Balance at end of period	$27,571	$28,571	$37,571	$27,571	$37,571

Allowance for credit losses ("ACL") -
Loans:
Balance at beginning of period	$320,074	$311,258	$285,626	$311,258	$291,803
Charge-offs	(58,070)	(5,014)	(31,708)	(63,084)	(42,105)
Recoveries	2,329	3,830	887	6,159	2,107
Net charge-offs	(55,741)	(1,184)	(30,821)	(56,925)	(39,998)
Provision for credit losses	11,000	10,000	2,000	21,000	5,000
Balance at end of period	$275,333	$320,074	$256,805	$275,333	$256,805

ALLL to loans and leases held for investment	1.07%	1.14%	0.98%	1.07%	0.98%
ACL to loans and leases held for investment	1.19%	1.26%	1.15%	1.19%	1.15%
ACL to NPLs	235.19%	219.55%	244.84%	235.19%	244.84%
ACL to NPAs	211.19%	202.23%	226.64%	211.19%	226.64%
Annualized net charge-offs to average loans and leases	0.89%	0.02%	0.46%	0.45%	0.29%

The allowance for credit losses, which includes the reserve for unfunded loan commitments, totaled $275.3 million, or 1.19% of total loans and leases, at June 30, 2024, compared to $320.1 million, or 1.26% of total loans and leases, at March 31, 2024. The $44.7 million decrease in the allowance was due to net charge-offs of $55.7 million, offset partially by the $11.0 million provision. The total net charge-offs of $55.7 million included $28.7 million of CIVIC charge-offs as a result of the related $1.9 billion CIVIC loans reclassified to held for sale. The ACL coverage of nonperforming loans was 235% at June 30, 2024 compared to 220% at March 31, 2024.

Net charge-offs were 0.89% of average loans and leases (annualized) for the second quarter, compared to 0.02% for the first quarter. The increase in net charge-offs in the second quarter was attributable primarily to $28.7 million of CIVIC charge-offs and two large charge-offs of commercial real estate loans secured by office properties.

12

Conference Call

The Company will host a conference call to discuss its second quarter 2024 financial results at 10:00 a.m. Pacific Time (PT) on Tuesday, July 23, 2024. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 3283432. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 1656401.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $35 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through more than 90 full-service branches throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-stack payment processing solutions through its subsidiary, Deepstack Technologies, and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

13

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; and in the case of our recent acquisition of PacWest Bancorp (“PacWest”), reputational risk, regulatory risk and potential adverse reactions of the Company's or PacWest's customers, suppliers, vendors, employees or other business partners; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, which may result in significant changes in valuation; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in this press release and from time to time in other documents that we file with or furnish to the SEC.

14

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

15

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
	(Dollars in thousands)
ASSETS:
Cash and due from banks	$203,467	$199,922	$202,427	$182,261	$208,300
Interest-earning deposits in financial institutions	2,495,343	2,885,306	5,175,149	5,887,406	6,489,847
Total cash and cash equivalents	2,698,810	3,085,228	5,377,576	6,069,667	6,698,147

Securities available-for-sale	2,244,031	2,286,682	2,346,864	4,487,172	4,708,519
Securities held-to-maturity	2,296,708	2,291,984	2,287,291	2,282,586	2,278,202
FRB and FHLB stock	132,380	129,314	126,346	17,250	17,250
Total investment securities	4,673,119	4,707,980	4,760,501	6,787,008	7,003,971

Loans held for sale	1,935,455	80,752	122,757	188,866	478,146

Gross loans and leases held for investment	23,255,297	25,517,028	25,534,730	21,969,789	22,311,292
Deferred fees, net	(26,388)	(44,006)	(45,043)	(48,843)	(53,082)
Total loans and leases held for investment, net of deferred fees	23,228,909	25,473,022	25,489,687	21,920,946	22,258,210
Allowance for loan and lease losses	(247,762)	(291,503)	(281,687)	(222,297)	(219,234)
Total loans and leases held for investment, net	22,981,147	25,181,519	25,208,000	21,698,649	22,038,976

Equipment leased to others under operating leases	335,968	339,925	344,325	352,330	380,022
Premises and equipment, net	145,734	144,912	146,798	50,236	57,078
Bank owned life insurance	341,779	341,806	339,643	207,946	206,812
Goodwill	215,925	198,627	198,627	-	-
Intangible assets, net	148,894	157,226	165,477	24,192	26,581
Deferred tax asset, net	738,534	741,158	739,111	506,248	426,304
Other assets	1,028,474	1,094,383	1,131,249	992,691	1,021,213
Total assets	$35,243,839	$36,073,516	$38,534,064	$36,877,833	$38,337,250

LIABILITIES:
Noninterest-bearing deposits	$7,825,007	$7,833,608	$7,774,254	$5,579,033	$6,055,358
Interest-bearing deposits	20,979,443	21,058,799	22,627,515	21,019,648	21,841,725
Total deposits	28,804,450	28,892,407	30,401,769	26,598,681	27,897,083
Borrowings	1,440,875	2,139,498	2,911,322	6,294,525	6,357,338
Subordinated debt	939,287	937,717	936,599	870,896	870,378
Accrued interest payable and other liabilities	651,379	709,744	893,609	714,454	679,256
Total liabilities	31,835,991	32,679,366	35,143,299	34,478,556	35,804,055

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,583	1,583	1,577	1,231	1,233
Class B non-voting common stock	5	5	5	-	-
Non-voting common stock equivalents	101	101	108	-	-
Additional paid-in-capital	3,813,312	3,827,777	3,840,974	2,798,611	2,799,357
Retained (deficit) earnings	(477,010)	(497,396)	(518,301)	(25,399)	7,892
Accumulated other comprehensive loss, net	(428,659)	(436,436)	(432,114)	(873,682)	(773,803)
Total stockholders’ equity	3,407,848	3,394,150	3,390,765	2,399,277	2,533,195
Total liabilities and stockholders’ equity	$35,243,839	$36,073,516	$38,534,064	$36,877,833	$38,337,250

Common shares outstanding (1)	168,875,712	169,013,629	168,959,063	78,806,969	78,939,024

(1) Common shares outstanding include non-voting common equivalents that are participating securities.
16

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$388,853	$385,465	$408,972	$774,318	$839,657
Investment securities	33,836	34,303	44,153	68,139	88,390
Deposits in financial institutions	39,900	58,936	86,763	98,836	129,629
Total interest income	462,589	478,704	539,888	941,293	1,057,676
Interest expense:
Deposits	186,106	194,807	178,789	380,913	334,681
Borrowings	30,311	38,124	160,914	68,435	230,036
Subordinated debt	16,684	16,671	14,109	33,355	27,611
Total interest expense	233,101	249,602	353,812	482,703	592,328
Net interest income	229,488	229,102	186,076	458,590	465,348
Provision for credit losses	11,000	10,000	2,000	21,000	5,000
Net interest income after provision for credit losses	218,488	219,102	184,076	437,590	460,348
Noninterest income:
Service charges on deposit accounts	4,540	4,705	4,315	9,245	7,888
Other commissions and fees	8,629	8,142	11,241	16,771	21,585
Leased equipment income	11,487	11,716	22,387	23,203	36,244
Gain (loss) on sale of loans and leases	1,135	(448)	(158,881)	687	(155,919)
Dividends and gains on equity investments	1,166	3,068	2,658	4,234	3,756
Warrant (loss) income	(324)	178	(124)	(146)	(457)
LOCOM HFS adjustment	(38)	330	(11,943)	292	(11,943)
Other income	3,197	6,125	2,265	9,322	7,155
Total noninterest income (loss)	29,792	33,816	(128,082)	63,608	(91,691)
Noninterest expense:
Compensation	85,914	92,236	82,881	178,150	171,357
Occupancy	17,455	17,968	15,383	35,423	30,450
Information technology and data processing	15,459	15,418	12,887	30,877	25,866
Other professional services	5,183	5,075	9,973	10,258	16,046
Insurance and assessments	26,431	20,461	25,635	46,892	37,352
Intangible asset amortization	8,484	8,404	2,389	16,888	4,800
Leased equipment depreciation	7,511	7,520	9,088	15,031	18,463
Acquisition, integration and reorganization costs	(12,650)	-	12,394	(12,650)	20,908
Customer related expense	32,405	30,919	27,302	63,324	51,307
Loan expense	4,332	4,491	5,245	8,823	11,769
Goodwill impairment	-	-	-	-	1,376,736
Other expense	13,119	8,026	117,260	21,145	128,386
Total noninterest expense	203,643	210,518	320,437	414,161	1,893,440
Earnings (loss) before income taxes	44,637	42,400	(264,443)	87,037	(1,524,783)
Income tax expense (benefit)	14,304	11,548	(67,029)	25,852	(131,945)
Net earnings (loss)	30,333	30,852	(197,414)	61,185	(1,392,838)
Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Net earnings (loss) available to common and equivalent stockholders	$20,386	$20,905	$(207,361)	$41,291	$(1,412,732)

Basic and diluted earnings (loss) percommon share (1)	$0.12	$0.12	$(2.67)	$0.25	$(18.21)
Basic and diluted weighted average number of common shares outstanding (1)	168,432	168,143	77,682	168,287	77,576

(1) Common shares include non-voting common equivalents that are participating securities.
17

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Profitability and Other Ratios	2024	2024	2023	2024	2023
Return on average assets (1)	0.34%	0.33%	(1.84)%	0.34%	(6.55)%
Return on average equity (1)	3.59%	3.66%	(29.12)%	3.63%	(83.71)%
Return on average tangible common equity (1)(2)	4.14%	4.30%	(37.62)%	4.21%	(11.00)%
Dividend payout ratio (3)	83.33%	83.33%	(0.37)%	80.00%	(1.43)%
Average yield on loans and leases (1)	6.18%	6.08%	6.08%	6.13%	6.11%
Average yield on interest-earning assets (1)	5.65%	5.56%	5.28%	5.60%	5.31%
Average cost of interest-bearing deposits (1)	3.58%	3.60%	3.35%	3.59%	3.13%
Average total cost of deposits (1)	2.60%	2.66%	2.62%	2.63%	2.27%
Average cost of interest-bearing liabilities (1)	3.93%	3.92%	4.21%	3.93%	3.87%
Average total cost of funds (1)	2.95%	3.02%	3.58%	2.99%	3.07%
Net interest spread	1.72%	1.64%	1.07%	1.67%	1.44%
Net interest margin (1)	2.80%	2.66%	1.82%	2.73%	2.34%
Noninterest income to total revenue (4)	11.49%	12.86%	(220.85)%	12.18%	(24.54)%
Noninterest expense to average total assets (1)	2.29%	2.26%	2.99%	2.27%	8.90%
Loans to deposits ratio	87.36%	88.44%	81.50%	87.36%	81.50%
Average loans and leases to average deposits	87.95%	86.65%	98.56%	87.29%	93.65%
Average investment securities to average
total assets	13.00%	12.58%	16.69%	12.78%	16.75%
Average stockholders' equity to average
total assets	9.48%	9.03%	6.32%	9.25%	7.82%

(1)	Annualized.
(2)	Non-GAAP measure.
(3)	Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4)	Total revenue equals the sum of net interest income and noninterest income.

18

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)
	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$25,325,578	$388,853	6.18%	$25,518,590	$385,465	6.08%	$26,992,283	$408,972	6.08%
Investment securities	4,658,690	33,836	2.92%	4,721,556	34,303	2.92%	7,183,986	44,153	2.47%
Deposits in financial institutions	2,960,292	39,900	5.42%	4,374,968	58,936	5.42%	6,835,075	86,763	5.09%
Total interest-earning assets	32,944,560	462,589	5.65%	34,615,114	478,704	5.56%	41,011,344	539,888	5.28%
Other assets	2,889,907			2,925,593			2,028,985
Total assets	$35,834,467			$37,540,707			$43,040,329

Liabilities and
Stockholders' Equity:
Interest checking	$7,673,902	61,076	3.20%	$7,883,177	61,549	3.14%	$6,601,034	46,798	2.84%
Money market	4,962,567	32,776	2.66%	5,737,837	41,351	2.90%	6,590,615	47,008	2.86%
Savings	2,002,670	16,996	3.41%	2,036,129	18,030	3.56%	733,818	3,678	2.01%
Time	6,274,242	75,258	4.82%	6,108,321	73,877	4.86%	7,492,094	81,305	4.35%
Total interest-bearing deposits	20,913,381	186,106	3.58%	21,765,464	194,807	3.60%	21,417,561	178,789	3.35%
Borrowings	2,013,600	30,311	6.05%	2,892,406	38,124	5.30%	11,439,742	160,914	5.64%
Subordinated debt	938,367	16,684	7.15%	937,005	16,671	7.16%	869,419	14,109	6.51%
Total interest-bearing liabilities	23,865,348	233,101	3.93%	25,594,875	249,602	3.92%	33,726,722	353,812	4.21%
Noninterest-bearing
demand deposits	7,881,620			7,685,027			5,968,625
Other liabilities	692,149			870,273			625,610
Total liabilities	32,439,117			34,150,175			40,320,957
Stockholders' equity	3,395,350			3,390,532			2,719,372
Total liabilities and stockholders' equity	$35,834,467			$37,540,707			$43,040,329
Net interest income		$229,488			$229,102			$186,076
Net interest spread			1.72%			1.64%			1.07%
Net interest margin			2.80%			2.66%			1.82%

Total deposits (2)	$28,795,001	$186,106	2.60%	$29,450,491	$194,807	2.66%	$27,386,186	$178,789	2.62%
Total funds (3)	$31,746,968	$233,101	2.95%	$33,279,902	$249,602	3.02%	$39,695,347	$353,812	3.58%

(1)
Includes net loan discount accretion of $21.8 million and $22.4 million for the three months ended June 30, 2024 and March 31, 2024 and net loan premium amortization of $1.6 million for the three months ended June 30, 2023.

(2)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits.  The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.

(3)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

19

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Six Months Ended
	June 30, 2024			June 30, 2023
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and
leases (1)(2)(3)	$25,422,084	$774,318	6.13%	$27,783,379	$842,001	6.11%
Investment securities	4,690,123	68,139	2.92%	7,187,654	88,390	2.48%
Deposits in financial institutions	3,667,630	98,836	5.42%	5,267,361	129,629	4.96%
Total interest-earning assets (1)	33,779,837	941,293	5.60%	40,238,394	1,060,020	5.31%
Other assets	2,907,750			2,666,878
Total assets	$36,687,587			$42,905,272

Liabilities and
Stockholders' Equity:
Interest checking	$7,778,540	122,625	3.17%	$6,843,720	102,755	3.03%
Money market	5,350,202	74,127	2.79%	7,754,868	103,232	2.68%
Savings	2,019,399	35,026	3.49%	665,929	4,277	1.30%
Time	6,191,281	149,135	4.84%	6,314,566	124,417	3.97%
Total interest-bearing deposits	21,339,422	380,913	3.59%	21,579,083	334,681	3.13%
Borrowings	2,453,003	68,435	5.61%	8,381,575	230,036	5.53%
Subordinated debt	937,686	33,355	7.15%	868,533	27,611	6.41%
Total interest-bearing liabilities	24,730,111	482,703	3.93%	30,829,191	592,328	3.87%
Noninterest-bearing demand deposits	7,783,324			8,089,248
Other liabilities	781,211			631,338
Total liabilities	33,294,646			39,549,777
Stockholders' equity	3,392,941			3,355,495
Total liabilities and stockholders' equity	$36,687,587			$42,905,272
Net interest income (1)		$458,590			$467,692
Net interest spread (1)			1.67%			1.44%
Net interest margin (1)			2.73%			2.34%

Total deposits (4)	$29,122,746	$380,913	2.63%	$29,668,331	$334,681	2.27%
Total funds (5)	$32,513,435	$482,703	2.99%	$38,918,439	$592,328	3.07%

(1)	Tax equivalent.
(2)	Includes net loan discount accretion of $44.3 million for the six months ended June 30, 2024 and net loan premium amortization of $4.4 million for the six months ended June 30, 2023.
(3)
Includes tax-equivalent adjustments of $0.0 million and $2.3 million for the six months ended June 30, 2024 and 2023 related to tax-exempt income on loans. The federal statutory tax rate utilized was 21%.

(4)
Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided byaverage total deposits.

(5)
Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

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BANC OF CALIFORNIA, INC.

NON-GAAP MEASURES

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible assets, tangible common equity, tangible common equity to tangible assets, tangible book value per common share, and return on average tangible common equity constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.

Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Tangible common equity is calculated by subtracting preferred stock, as applicable, from tangible equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and goodwill impairment, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.

Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

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BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
Tangible Common Equity to
Tangible Assets and Tangible	June 30,	March 31,	December 31,	September 30,	June 30,
Book Value Per Common Share	2024	2024	2023	2023	2023
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,407,848	$3,394,150	$3,390,765	$2,399,277	$2,533,195
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,909,332	2,895,634	2,892,249	1,900,761	2,034,679
Less: Goodwill and Intangible assets	364,819	355,853	364,104	24,192	26,581
Tangible common equity	$2,544,513	$2,539,781	$2,528,145	$1,876,569	$2,008,098

Total assets	$35,243,839	$36,073,516	$38,534,064	$36,877,833	$38,337,250
Less: Goodwill and Intangible assets	364,819	355,853	364,104	24,192	26,581
Tangible assets	$34,879,020	$35,717,663	$38,169,960	$36,853,641	$38,310,669

Total stockholders' equity to total assets	9.67%	9.41%	8.80%	6.51%	6.61%
Tangible common equity to tangible assets	7.30%	7.11%	6.62%	5.09%	5.24%
Book value per common share (1)	$17.23	$17.13	$17.12	$24.12	$25.78
Tangible book value per common share (2)	$15.07	$15.03	$14.96	$23.81	$25.44
Common shares outstanding (3)	168,875,712	169,013,629	168,959,063	78,806,969	78,939,024

(1)	Total common equity divided by common shares outstanding.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Common shares outstanding include non-voting common equivalents that are participating securities.

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BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Six Months Ended
Return on Average Tangible	June 30,	March 31,	June 30,	June 30,
Common Equity ("ROATCE")	2024	2024	2023	2024	2023
	(Dollars in thousands)
Net earnings (loss)	$30,333	$30,852	$(197,414)	$61,185	$(1,392,838)

Earnings (loss) before income taxes	$44,637	$42,400	$(264,443)	$87,037	$(1,524,783)
Add: Intangible asset amortization	8,484	8,404	2,389	16,888	4,800
Add: Goodwill impairment	-	-	-	-	1,376,736
Adjusted earnings (loss) before
income taxes used for ROATCE	53,121	50,804	(262,054)	103,925	(143,247)
Adjusted income tax expense (1)	16,999	13,819	(66,300)	30,866	(45,839)
Adjusted net earnings (loss) for ROATCE	36,122	36,985	(195,754)	73,059	(97,408)
Less: Preferred stock dividends	9,947	9,947	9,947	19,894	19,894
Adjusted net earnings (loss) available
to common and equivalent stockholders
for ROATCE	$26,175	$27,038	$(205,701)	$53,165	$(117,302)

Average stockholders' equity	$3,395,350	$3,390,532	$2,719,372	$3,392,941	$3,355,495
Less: Average intangible assets	352,934	360,680	27,824	356,807	706,072
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,543,900	$2,531,336	$2,193,032	$2,537,618	$2,150,907

Return on average equity (2)	3.59%	3.66%	(29.12)%	3.63%	(83.71)%
ROATCE (3)	4.14%	4.30%	(37.62)%	4.21%	(11.00)%

(1)
Effective tax rates of 32.0%, 27.2%, and 25.3% used for the three months ended June 30, 2024, March 31, 2024, and  June 30, 2023, respectively. Effective tax rate of 29.7% used for the six months ended June 30, 2024. Adjusted effective tax rate of 32.0% used to normalize the effect of goodwill impairment for the six months ended June 30, 2023.

(2)	Annualized net earnings (loss) divided by average stockholders' equity.
(3)	Annualized adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

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